Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF 47 CENTS,

AN 18 PERCENT INCREASE OVER LAST YEAR

Net Sales up 6 Percent, Comparable Sales up 4 Percent

SAN FRANCISCO – May 17, 2012 – Gap Inc. (NYSE:GPS) today reported that net sales for the first quarter, which ended April 28, 2012, increased 6 percent to $3.5 billion compared with $3.3 billion for the first quarter last year. The company’s first quarter comparable sales increased 4 percent. Net income for the first quarter was $233 million, flat compared with the first quarter last year. First quarter diluted earnings per share increased 18 percent to $0.47 compared with $0.40 last year.

“During the quarter, we improved sales, grew earnings per share, and continued investing in the business to drive performance,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We’re pleased with the progress we’re making against our 2012 priorities in both our domestic business and global growth initiatives.”

Given first quarter performance, the company has raised its estimate for fiscal year 2012 diluted earnings per share to be in the range of $1.78 to $1.83, representing a 14 percent to 17 percent increase over fiscal year 2011 diluted earnings per share of $1.56.

Additional First Quarter Highlights

•	In North America, Gap, Banana Republic, and Old Navy each delivered positive comparable sales for the quarter.

•	Total net sales for the Gap Inc. Direct division increased 18 percent to $410 million compared with $348 million last year.

•	Net sales for regions outside of North America (including online and franchise) were $511 million compared with $454 million last year, an increase of 13 percent.

•	Franchise net sales increased 30 percent compared with last year, and the company entered three new markets during the quarter.

•	The company continued to expand its store base in China, opening 7 new stores during the first quarter.

First Quarter Comparable Sales Results

The company’s first quarter comparable sales were up 4 percent compared with a 3 percent decrease in the first quarter last year.

Comparable sales for the first quarter of fiscal year 2012 were as follows:

•	Gap North America: positive 5 percent versus negative 3 percent last year

•	Banana Republic North America: positive 5 percent versus negative 1 percent last year

•	Old Navy North America: positive 4 percent versus negative 2 percent last year

•	International: negative 4 percent versus negative 6 percent last year

First Quarter Net Sales Results

The following tables detail the company’s first quarter net sales:

($ in millions) Quarter Ended April 28, 2012	Gap	Old Navy	Banana Republic	Franchise (3)	Piperlime and Athleta	Total (4)	Percentage of Net Sales
U.S. (1)	$757	$1,136	$484	$—	$—	$2,377	68%
Canada	73	83	45	—	—	201	6
Europe	153	—	15	18	—	186	5
Asia	223	—	30	20	—	273	8
Other regions	—	—	—	40	—	40	1

Total Stores reportable segment	1,206	1,219	574	78	—	3,077	88
Direct reportable segment (2)	110	163	48	—	89	410	12

Total	$1,316	$1,382	$622	$78	$89	$3,487	100%

($ in millions) Quarter Ended April 30, 2011	Gap	Old Navy	Banana Republic	Franchise (3)	Piperlime and Athleta	Total (4)	Percentage of Net Sales
U.S. (1)	$743	$1,097	$460	$—	$—	$2,300	70%
Canada	70	88	43	—	—	201	6
Europe	161	—	11	15	—	187	5
Asia	190	—	24	16	—	230	7
Other regions	—	—	—	29	—	29	1

Total Stores reportable segment	1,164	1,185	538	60	—	2,947	89
Direct reportable segment (2)	96	140	41	—	71	348	11

Total	$1,260	$1,325	$579	$60	$71	$3,295	100%

(1)	U.S. includes the United States and Puerto Rico.
(2)	Online sales shipped from distribution centers located outside the U.S. were $34 million ($22 million for Canada and $12 million for Europe) and $26 million ($18 million for Canada and $8 million for Europe) for the thirteen weeks ended April 28, 2012 and April 30, 2011, respectively.
(3)	Franchise sales were $78 million ($69 million for Gap and $9 million for Banana Republic) and $60 million ($53 million for Gap and $7 million for Banana Republic) for the thirteen weeks ended April 28, 2012 and April 30, 2011, respectively.
(4)	Net sales for regions outside of North America, including online and franchise, were $511 million and $454 million for the thirteen weeks ended April 28, 2012 and April 30, 2011, respectively.

Additional Results and 2012 Outlook

Earnings per Share

First quarter diluted earnings per share of $0.47 increased 18 percent compared with $0.40 for the first quarter last year. This includes a benefit of about $0.01 related to favorable reassessments of tax positions in the quarter.

The company raised its guidance for fiscal year 2012 diluted earnings per share to be in the range of $1.78 to $1.83.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2012 to be about $475 million.

Operating Expenses

First quarter operating expenses were $980 million, up $62 million compared with the first quarter last year. Marketing expenses for the quarter were $139 million, up $20 million compared with the first quarter last year, driven primarily by increased investments in customer relationship marketing and Gap brand marketing.

The company does not expect to leverage operating expenses for the full year given its plans to invest prudently in growth initiatives and its domestic business.

Operating Margin

The company continues to expect operating margin for fiscal year 2012 will be about 10 percent.

Effective Tax Rate

The effective tax rate was 37.5 percent for the first quarter of fiscal year 2012. The company continues to expect the full year effective tax rate will be about 39.5 percent for fiscal year 2012.

Inventory

On a year-over-year basis, inventory per store was down about 7 percent at the end of the first quarter of fiscal year 2012. The company expects inventory per store to be about flat at the end of the second quarter of fiscal year 2012 compared with the end of the second quarter last year.

Cash, Cash Equivalents, and Short-term Investments

The company ended the first quarter of fiscal year 2012 with $2.0 billion in cash, cash equivalents, and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $216 million compared with an inflow of $104 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases

First quarter share repurchases were $18 million, and the company ended the first quarter of fiscal year 2012 with 491 million shares outstanding. The level of share repurchase activity in fiscal year 2012 is expected to be more modest than in fiscal year 2011.

Dividends

The company paid a dividend of $0.125 per share during the first quarter of fiscal year 2012, which was an increase of 11 percent compared with the first quarter last year. Including this first quarter dividend, the company expects to pay $0.50 per share in dividends for fiscal year 2012.

Capital Expenditures

Year to date, capital expenditures were $148 million. The company maintains its expectation that fiscal year 2012 capital spending will be approximately $600 million.

Real Estate

The company ended the first quarter of fiscal year 2012 with a total of 3,270 store locations in 41 countries, 3,026 of which were company-operated.

During the first quarter of fiscal year 2012, the company opened 32 and closed 42 company-operated store locations. Net square footage of company-operated stores was 36.9 million at the end of the first quarter, a decrease of 2 percent from 37.8 million at the end of the first quarter of fiscal year 2011. This decrease reflects Gap Inc.’s strategy to optimize square footage in North America.

The company now expects net openings of about 15 company-operated stores and about 50 to 75 franchise stores during fiscal year 2012. Net square footage for company-operated stores is expected to decrease by about 1 percent by the end of fiscal year 2012 compared with the end of fiscal year 2011.

Store count, openings, closings, and square footage for our stores are as follows:

	Quarter Ended April 28, 2012
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Square Feet (millions)
Gap North America	1,043	5	26	1,022	10.5
Gap Europe	193	—	1	192	1.7
Gap Asia	152	11	2	161	1.6
Old Navy North America	1,016	6	8	1,014	17.9
Banana Republic North America	581	6	3	584	4.9
Banana Republic Asia	31	3	2	32	0.2
Banana Republic Europe	10	—	—	10	0.1
Athleta North America	10	1	—	11	—

Company-operated stores total	3,036	32	42	3,026	36.9
Franchise	227	22	5	244	N/A

Total	3,263	54	47	3,270	36.9

Webcast and Conference Call Information

Katrina O’Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s first quarter fiscal year 2012 results during a live conference call and real-time webcast at approximately 5 p.m. Eastern Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

To access the conference call, please dial (800) 374-1731, or (706) 679-5876 for international callers. The webcast can be accessed from the Financial News and Events page of the Investors section at www.gapinc.com. A replay of the call will be available on www.gapinc.com.

May Sales

The company will report May sales on May 31, 2012.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	global growth initiatives;

•	earnings per share for fiscal year 2012;

•	depreciation and amortization for fiscal year 2012;

•	operating margin for fiscal year 2012;

•	effective tax rate for fiscal year 2012;

•	inventory per store at the end of the second quarter of fiscal year 2012;

•	level of share repurchases in 2012;

•	annual dividend per share for fiscal year 2012;

•	capital expenditures for fiscal year 2012;

•	optimizing square footage;

•	store openings and closings for fiscal year 2012;

•	real estate square footage for fiscal year 2012;

•	gaining market share online;

•	future Athleta stores, and future stores in China and Japan;

•	improving sales;

•	reinvesting in the business;

•	growing earnings per share;

•	leveraging rent and occupancy on a positive comp;

•	investments in domestic business in 2012, and impact on operating expenses;

•	delivering healthy merchandise margins;

•	average unit costs in 2012; and

•	investments in international growth, global IT, e-commerce, store payroll and marketing.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•

the risk to the company’s business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•	the risk that the company’s efforts to expand internationally may not be successful;

•

the risk that the company’s franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company’s requirements regarding its brand identities and customer experience standards;

•

the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•

the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results and its ability to service its debt while maintaining other initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company’s IT systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results;

•

the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 17, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,000 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 427-6230

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	April 28, 2012	April 30, 2011
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$2,047	$2,467
Merchandise inventory	1,591	1,713
Other current assets	807	690

Total current assets	4,445	4,870
Property and equipment, net	2,521	2,559
Other long-term assets	606	598

Total assets	$7,572	$8,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$59	$3
Accounts payable	1,016	1,053
Accrued expenses and other current liabilities	920	949
Income taxes payable	59	85

Total current liabilities	2,054	2,090

Long-term liabilities:
Long-term debt	1,566	1,246
Lease incentives and other long-term liabilities	935	920

Total long-term liabilities	2,501	2,166

Total stockholders’ equity	3,017	3,771

Total liabilities and stockholders’ equity	$7,572	$8,027

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	April 28, 2012	April 30, 2011
Net sales	$3,487	$3,295
Cost of goods sold and occupancy expenses	2,112	1,991

Gross profit	1,375	1,304
Operating expenses	980	918

Operating income	395	386
Interest, net	22	5

Income before income taxes	373	381
Income taxes	140	148

Net income	$233	$233

Weighted-average number of shares - basic	489	583
Weighted-average number of shares - diluted	494	588

Earnings per share - basic	$0.48	$0.40
Earnings per share - diluted	$0.47	$0.40

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	13 Weeks Ended
($ in millions)	April 28, 2012	April 30, 2011
Cash flows from operating activities:
Net income	$233	$233
Depreciation and amortization (a)	123	129
Change in merchandise inventory	24	(80)
Other, net	(16)	(51)

Net cash provided by operating activities	364	231

Cash flows from investing activities:
Purchases of property and equipment	(148)	(127)
Purchases of short-term investments	(75)	—
Maturities of short-term investments	—	50
Change in other assets	(8)	(2)

Net cash used for investing activities	(231)	(79)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,246
Payments of long-term debt issuance costs	—	(11)
Payments of long-term debt	(40)	—
Proceeds from share-based compensation, net of withholding tax payments	66	28
Repurchases of common stock	(22)	(518)
Excess tax benefit from exercise of stock options and vesting of stock units	15	10
Cash dividends paid	(61)	(66)

Net cash provided by (used for) financing activities	(42)	689

Effect of foreign exchange rate fluctuations on cash	(4)	15

Net increase in cash and cash equivalents	87	856
Cash and cash equivalents at beginning of period	1,885	1,561

Cash and cash equivalents at end of period	$1,972	$2,417

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	13 Weeks Ended
($ in millions)	April 28, 2012	April 30, 2011
Net cash provided by operating activities	$364	$231
Less: purchases of property and equipment	(148)	(127)

Free cash flow (a)	$216	$104

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.